Exhibit 99.1

Pulmatrix Receives Fast Track Designation for Pulmazole for the Treatment of Asthma-ABPA

LEXINGTON, Mass., January 30, 2020 /PRNewswire/ — Pulmatrix, Inc. (NASDAQ: PULM) today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to PUR1900 (“Pulmazole”), the Company’s inhaled itraconazole antifungal candidate being developed to treat allergic bronchopulmonary aspergillosis (ABPA) in patients with asthma. Pulmatrix is currently enrolling patients in its ongoing randomized, double-blind, placebo-controlled Phase 2 study evaluating the safety, tolerability, pulmonary function and biomarker response of Pulmazole in subjects with asthma-ABPA. Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. The purpose is to get important new drugs to the patient earlier.

“Patients with asthma-ABPA have an urgent need for new therapeutic options that reduce the severe side effects associated with current standard of care treatments,” said Ted Raad, chief executive officer of Pulmatrix. “We view this FDA Fast Track designation as continued support that Pulmazole, enabled by Pulmatrix’s iSPERSE delivery technology, has the potential to advance towards a first line treatment option for ABPA patients. With our Phase 1/1b trial successfully meeting all endpoints, we are now focused on advancing our ongoing Phase 2 study, leveraging the important advantages of Fast Track designation, and look forward to reporting study results by year end.”

A drug that receives Fast Track designation may be eligible for more frequent interaction and communication with the FDA on matters pertaining to the drug’s development plan as well as eligibility for accelerated approval and priority review. However, Fast Track designation does not guarantee that a drug candidate will receive FDA approval in a timely manner, or at all.

William J Calhoun, M.D., Professor of Internal Medicine, Pulmonary, Allergy and Clinical Immunology, and Vice Chair for Research, Department of Internal Medicine, University of Texas Medical Branch and co-lead investigator of the Phase 2 study said, “Approximately half of ABPA patients do not respond to first line treatment with oral steroids which carry risks of dependence and complications from long-term use. While effective, second-line oral antifungals are limited in their use due to safety and tolerability concerns. Pulmazole, which is being tested as an inhaled antifungal, has shown promising Phase 1/1b study results enabling approximately 50-fold higher lung delivery at 1/10th the dosing of oral itraconazole. I believe Pulmazole has the potential to shift the standard care for ABPA by addressing the underlying cause of inflammatory responses while avoiding the significant limitations in efficacy and safety associated with oral steroid and antifungal standard of care treatment.”

The Phase 2 study is a global, multicenter, 4 arm trial. Enrolled subjects will be randomly assigned (1:1:1:1) into 4 arms of 16 subjects each (n=64 total) and will receive 10 mg, 20 mg, or 35 mg of Pulmazole or placebo, administered via dry powder inhalation once daily for 28 days. The primary objective of the study is to evaluate the safety and tolerability of multiple-dose administration of Pulmazole given to adult subjects with asthma and ABPA. Secondary objectives include characterizing the pharmacokinetics of multiple dose administration of inhaled Pulmazole in plasma and sputum, as well as evaluating the effect of Pulmazole on relevant biomarkers of inflammation, pulmonary function (FEV1), asthma symptoms, and aspergillus burden in sputum.

About Allergic Bronchopulmonary Aspergillosis (ABPA)

Allergic bronchopulmonary aspergillosis (ABPA) is an exaggerated response of the immune system to the fungus Aspergillus fumigatus in patients with asthma and cystic fibrosis. Aspergillus, a ubiquitous fungus, colonizes the airways of patients with asthma and cystic fibrosis and triggers an intense inflammatory response that results in worsening symptoms, more frequent exacerbations, and ultimately lung damage. Current treatment for ABPA consists of prolonged courses of oral corticosteroids, and oral antifungal therapy is added in patients who do not respond adequately to oral corticosteroid therapy alone. Published studies evaluating antifungal agents in patients with ABPA report some degree of improved disease control leading to the reduction of oral corticosteroid dose. However, the use of oral antifungal therapy is limited by systemic side effects and poor bioavailability in the airways. ABPA is estimated to occur in approximately 1.5% of adult patients with asthma, with about 300,000 affected individuals in the US and approximately 5 million patients with asthma worldwide.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, with drug candidates including Pulmazole, an inhaled anti-fungal currently being tested for treatment of allergic bronchopulmonary aspergillosis (ABPA), and PUR1800, a narrow spectrum kinase inhibitor in development for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (COPD). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2019, as amended on July 24, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com